EXHIBIT 21.1

Subsidiary	Date of Incorporation	Place of Incorporation
Corporacion de Desarrollo Agricola Del Monte S.A.	11/18/1967	Costa Rica
Del Monte Fresh Produce N.A., Inc.	12/15/1952	Florida
Del Monte Fund B.V.	12/29/2006	Curacao
Del Monte International GmbH	11/10/2009	Switzerland
Del Monte Fresh Produce Sarl	10/7/1992	Luxembourg